Exhibit 21.1


      Jack Henry & Associates, Inc.
      Jack Henry Services, L.P.
      Jack Henry Systems, L.P.
      Jack Henry Software/Commlink, L.P.
      Open Systems Group, Inc.
      Symitar Systems, Inc.
      Sys-Tech, Inc.
      System Legacy Solutions, Inc.
      Transcend Systems Group, Inc.
      Jack Henry, L.L.C.
      Jack Henry International, Ltd.